Exhibit 7.1

Dated 15 September 2023

TIGA INVESTMENTS PTE LTD

(as Grantor)

&

JEREMY BREST

(as Participant)

PARTICIPATION AGREEMENT

THIS AGREEMENT is made as of 15 September 2023,

BETWEEN

(1)	TIGA INVESTMENTS PTE LTD, a private company limited by shares incorporated in Singapore with UEN 201733802K (the “Grantor”); and

(2)	JEREMY BREST, a natural person with address 20A Cluny Park, Singapore 259634 (the “Participant”).

WHEREAS:

(A)	The Grantor has a direct and/or indirect interest in certain shares and warrants in Grindr Inc., a Delaware Corporation (the “Company”); and

(B)	The Grantor wishes to Grant an economic participation over, and the Participant wishes to participate in the economic performance, of the Participation Assets (as defined below).

IT IS HEREBY AGREED that:

1.	Interpretation

1.1	The following terms and expressions shall have the following meanings herein, unless the context otherwise requires:

“Agreement”	means this agreement, as it may be amended or supplemented from time to time;

“Availability Condition”
means (i) that the Participation Assets are freely transferable by the holder thereof and not subject to any transfer or disposition restrictions of any kind whatsoever, including under any applicable insider trading policy, contractual restriction, securities laws or other Encumbrances and (ii) the Participation Assets, when delivered to the Participant, are freely tradeable such that they can be immediately sold by the Participant without the necessity of any U.S. Federal or state registration, consent, approval or filing and shall be exempt from registration under the U.S. Securities Act of 1933, as amended;

“Company”	is defined in the preamble;

“Dollars”, “$” and “US$”	means the lawful currency for the time being of the United States of America;

“Distribution”
means any cash payments, securities or other property or proceeds issued in respect of the Participation Assets or any of them (less any applicable fees, charges and taxes) during the term of this Agreement;

“Family Member”
means, with respect to a natural person, any of such person’s executor, administrator or testamentary or inter vivos trustee or member of such person’s immediate family, which includes such person’s parents (including step-parents), spouse, former spouse, siblings, children of siblings and lineal descendants (including adopted children and step-children, if any);

“Governmental Authority”	means any federal, state or other governmental agency or body, authority, administrative or regulatory body or any court or other tribunal;

“Participation”	has the meaning given in Clause 3.1;

“Participation Assets”	means those assets as designated pursuant to Clause 2.3 as set forth in Schedule 1;

“Participation Amounts”	means all amounts paid or to be paid by the Participant to the Grantor in relation to the Participation in accordance with Clause 2.2 and Clause 2.3;

“Transaction Expenses”	any and all fees and expenses (including third-party legal and advisory fees) reasonably incurred from time to time by the Grantor in respect of the Participation and the Participation Assets.

1.2
References to any statute or statutory provision or order or regulation made thereunder include that statute, provision, order or regulation as amended, modified, re‑enacted or replaced from time to time, whether before or after the date hereof.

1.3	References to persons shall include bodies corporate and unincorporate, associations, state entities (or any agency thereof), partnerships and individuals.

1.4	Headings to Clauses are for information only and shall not form part of the operative provisions of this Agreement, the Appendices or the Schedules and shall be ignored in construing the same.

1.5	References to Recitals, Clauses, Appendices or Schedules are to recitals to, clauses of or appendices or schedules to this Agreement.

1.6
References in this Agreement to any agreement, deed or document (including, without limitation, references to this Agreement) shall be deemed to include references to such agreement, deed or document as varied, amended, modified, novated, supplemented or replaced by any other documents, deeds, instruments or agreements from time to time whether as part of an insolvency or otherwise.

2.	Participation Amounts and Further Funding

2.1
All amounts paid by Participant to Grantor Amount in respect of the Participation Assets (the “Participation Amounts”, and each a “Participation Amount”) shall promptly be recorded in Schedule 1, along with a description of the Participation Assets.

2.2	The Grantor acknowledges that Participant has paid to the Grantor an amount equal to US$1,860,818 as the initial Participation Amount.

2.3
During the term of this Agreement, the Grantor shall issue a notice (a “Funding Notice”) promptly to the Participant in the event that the Company conducts a rights issuance or other participation rights in capital raisings in respect of the Participation Assets. In the event that the Participant wishes to take up its indirect pro-rata portion of such rights, it shall have right to do so indirectly by making further payments (each such a further payment a Participation Amount) in such amount as needed for the Grantor to subscribe for securities of the Company to be issued in connection with such capital raising and requiring the Grantor to so subscribe for such securities. Any securities subscribed in this manner, along with the amount paid in respect of such, shall be annotated as additional Participation Assets and Participation Amounts in Schedule 1, which shall be re-stated from time to time.

3.	Participation and Distributions

3.1
Participation. The Grantor shall transfer to the Participant all Distributions received by the Grantor in respect of the Participation Assets, as defined and determined in accordance with Clause 3.2 below (the “Participation”).

3.2
Grant of Participation: Upon receipt or deemed receipt of payment as set forth in Clause 2.2, the Grantor grants a participation over 663,480 shares of common stock of the Company and 1,800,320 warrants exercisable into shares of common stock of the Company with exercise price of US$11.5 (as may be adjusted from time to time) and otherwise identical or more advantageous (for the warrant holder) to those warrants issued in connection with the exercise of the A&R Forward Purchase Agreement as described in the Company’s proxy statement / prospectus dated November 1, 2022 (collectively, the initial “Participation Assets”, such Common Stock and warrants and the Participation Amount in respect of such which shall forthwith be recorded as Participation Assets and a Participation Amount in Schedule 1).

3.3
Distributions in Cash: Subject to the other provisions of this Agreement (including Clause 7), the Grantor shall pay, or procure the payment to, the Participant promptly and in any case within seven (7) Business Days after receipt of an amount equal to any Distribution received or to be received by the Grantor in cash in respect of the Participation Assets.

3.4
Distributions not in Cash: If the Grantor receives or collects any Distribution which is not in cash, the Grantor shall agree with the Participant as to how to deal with and/or dispose of such non-cash Distribution, failing which such non-cash Distribution shall become part of the Participation Assets. Where the Grantor and the Participant agree to dispose of the non-cash Distribution, the Grantor shall have no liability whatsoever to the Participant or any other person with respect to the amount of any cash realised from such disposal of any non-cash Distribution. For the avoidance of doubt however, any cash (less any applicable fees, charges and taxes) realised from the disposal of a non-cash Distribution in respect of the Participation Assets shall be promptly paid by the Grantor to the Participant in accordance with this Agreement.

4.	Currency

Expenses, losses, liabilities or disbursements subject to indemnity or reimbursement under this Agreement shall be paid in the currency in which such expenses, losses, liabilities or disbursements were incurred. All payments to be made by the Grantor to the Participant in respect of Distributions received or recovered (whether by payment, the exercise of a right of set-off or combination of accounts or otherwise) by the Grantor shall be made in (a) the currency in which such Distributions were received by the Grantor (after any necessary currency conversion in case monies are received by an account of Grantor which is different to the currency received); or (b) at the discretion of the Grantor, in US$ upon conversion in a commercially reasonable manner.

5.	Set Off

Absent prior written agreement, each party hereto may not apply any sum at any time due from it under this Agreement to the other party in or towards satisfaction of any amount then due to it from that other party under this Agreement.

6.	Contingent Receipt of Payments

Where the obligation of the Grantor to make a payment hereunder arises as a result of having received an amount from another person, it shall not be obliged to make such payment until the Grantor has been able to establish that it has actually received such amount. However, if it makes such payment and it proves to be the case that it had not received such amount, or the Grantor has received such amount, and such amount is rescinded or otherwise due to be returned by the Grantor for any reason, then the Participant shall, on demand by the Grantor, promptly repay the sum paid to the Participant and the Grantor shall in turn repay such amount to the relevant person to which the amount is to be returned to. If this repayment were made as a result of the Grantor's negligence, the Grantor shall be liable to the Participant for costs and expenses incurred by the Participant in making such repayment.

7.	Withholding

If withholding taxes, levies or other deductions are imposed by law whether on payments to the Grantor or payments to the Participant pursuant to this Agreement by any taxing or governmental authority whatsoever, such payments to the Participant shall be made after deduction of such taxes, levies or other deductions. If any payment is made without any such withholding or deduction and it is subsequently determined that a withholding or deduction should have been made, the Participant shall promptly upon demand repay to the Grantor the amount which should have been so deducted or withheld.

8.	Participation Not Assignment

The Grantor shall not by virtue of the provisions herein contained or otherwise be deemed to be, or otherwise become, an agent, nominee, trustee or fiduciary for the Participant in respect of or in relation to the Participation Assets. Other than as expressly provided herein, this Agreement shall not constitute an assignment or transfer or agreement to assign or transfer all or any part of the Participation Assets and, other than as expressly provided herein, the Participant shall have no proprietary interest of any kind whether by way of beneficial ownership, security interest or otherwise in the Participation Assets as a result of this Agreement or the arrangements contemplated hereby. The Participation Amounts shall be treated as funding made available by the Participant to the Grantor in respect of the Participation Assets as a result of which the Participant is contractually entitled to the Distributions (less any fees and charges), as provided in this Agreement.

9.	Actions Under the Participation Assets; Elevation

9.1
The Grantor (and/or its agent or affiliate) shall consult with and act in accordance with the Participant’s instructions in taking or refraining from taking any material action (excluding administrative matters) to and in relation to the voting and other ancillary rights of and attributable to the Participation Assets in respect of the Company.

9.2
The Grantor shall, upon request, take all commercially reasonable steps necessary to arrange for the Participation of the Participant to be converted into a direct interest in the Participation Assets, subject to the subject to the Availability Condition and applicable law and regulation. Any fees, taxes, stamp duties, and costs of such conversion shall be for the account of the Participant. The Grantor shall, upon such request, take all commercially reasonable steps to satisfy the Availability Condition.

10.	Reliance and Duties

10.1
Reliance on Information: Subject to the other provisions of this Agreement, the Grantor shall be at liberty to accept as correct any information provided to it by the parties involved in the Participation Assets as to any fact or matter, and the Grantor shall not be bound to call for further evidence or be responsible for any loss that may be occasioned by acting in good faith on the same.

10.2
Reliance on Communications: Subject to the other provisions of this Agreement, the Grantor shall be entitled to rely upon any communication, document or telephone conversation reasonably believed by the Grantor to be genuine and correct and to have been signed, sent or made by the proper person or persons.

10.3
Liability for Actions: Neither party nor any of its officers, directors, employees or agents shall be liable in any manner for any action taken or omitted to be taken under this Agreement or in connection herewith except for their wilful misconduct or negligence, provided, however, that this Clause 10.3 shall not limit the Grantor's liability under its representations, warranties and covenants set out in this Agreement.

10.4
Duty of Care: The Grantor shall have no duties or responsibilities save as expressly provided in this Agreement. The Grantor shall owe no fiduciary duties to the Participant in the performance of its obligations herein or otherwise.

11.	Miscellaneous

The Parties hereto acknowledge that (i) any Party may hold direct or indirect interests in the equity capital of the Company which are distinct to and separate from the Participation Assets and (ii) the issued ordinary share capital of the Company may be subject to security interests to secure loans granted by lenders to the Company.

12.	Acknowledgement

12.1
Subject to the Grantor having acted at all times in good faith in the exercise of its discretion under this Agreement and in accordance with instructions from the Grantor in relation to the Participation Assets to the extent required herein, the Participant hereby accepts without recourse to the Grantor (except as otherwise provided herein) the full risks of and responsibility for the Participation and the Grantor shall have no responsibility for and makes no representation or warranty in respect of (i) the financial condition of the parties involved in the Participation Assets, (ii) compliance by the persons involved in the Participation Assets with their obligations in relation to the Participation Assets, or (iii) the filing or taking of any other action by any person with respect to any of the Participation Assets or any security or other collateral in relation thereto.

12.2
The Participant confirms that it has not requested the Grantor to provide any investment advice in relation to the Participation or the Participation Assets generally and the Grantor has not provided any such advice and acknowledges that the Participant has made and will continue to make its own investigation into the Participation Assets, without reliance upon the Grantor and acknowledges that the Grantor may be in possession of material non-public information relating to the Participation Assets which has not been disclosed to the Participant. The Participant accepts that they will have no claim against the Grantor arising out of or in connection with the failure to disclose such information.

13.	Representations and Warranties

13.1	Representations and Warranties of the Grantor: The Grantor hereby represents and warrants to the Participant that as of the date of this Agreement and every day thereafter:

(a)
it has the full power and authority to enter into, has authorised and has obtained all necessary consents for the execution by it of, and performance by it under, this Agreement and that its obligations hereunder are legal, valid and binding upon it;

(b)	the execution, delivery and performance of this Agreement by the Grantor has not resulted in and will not result in a breach of any provision of, or constitute a default under:

(i)	the Grantor’s constitutional or governing documents or the documentation to which it is a party in relation to the Participation Assets; or

(ii)	any statute, law, order, rule or regulation of any relevant governmental authority or agency; and

(c)
no registration with, or consent or approval of, or any other action by any governmental authority or agency or other person is required to be carried out, obtained or requested by the Grantor in connection with the execution, delivery and performance by the Grantor of this Agreement, which has not been already obtained.

13.2	Representations and Warranties of the Participant: The Participant represents and warrants to the Grantor that as of the date of this Agreement and every day thereafter:

(a)
it has the full power and authority to enter into, has authorised and has obtained all necessary consents for the execution by it of, and performance by it under, this Agreement and that its obligations hereunder are legal, valid and binding upon it;

(b)	the execution, delivery and performance of this Agreement has not resulted in and will not result in a breach of any provision of, or constitute a default under:

(i)	its constitutional or governing documents; or

(ii)	any statute, law, order, rule or regulation of any relevant governmental authority or agency;

(c)
no registration with, or consent or approval of, or any other action by any governmental authority or agency or other person is required to be carried out, obtained or requested in connection with the execution, delivery and performance of this Agreement, which has not been already obtained;

(d)
it is entering into this Participation Agreement for its own account and not as a record owner in its capacity as agent, representative or nominee on behalf of one or more beneficial owners, and upon consummation of the transaction contemplated hereby, it will be the sole record and beneficial owner of the rights granted hereunder;

(e)
it acknowledges that the Company seeks to comply with all applicable anti-money laundering laws and regulations, and that it does not know or have any reason to suspect that: (A) any part of the funds used by the it to pay the Participation Amounts has been, or shall be, directly or indirectly derived from, or related to, any activity that may contravene United States federal, state, or non-United States laws and regulations, including anti-money laundering laws and regulations; and (B) the proceeds from the Participation will be used to finance any illegal activities;

(f)
it does not appear on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury and, to the best knowledge of its based on application of anti-money laundering policies and procedures applicable to it and its affiliates, no person having a direct or indirect beneficial interest in its interest in the Participation appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury;

(g)
it has not nor has anyone acting on its behalf, to its knowledge: (i) violated, or engaged in any activity, practice or conduct which would violate, any the US Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010 (Bribery Act 2010), and any other applicable anti-corruption laws or regulations; (ii) used corporate funds or assets for any unlawful contribution, gift, entertainment or other unlawful expense, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (iii) directly, or indirectly through its agents, representatives or any other person authorized to act on its behalf, offered, promised, paid, given, or authorized the payment or giving of money or anything else of value; in each case, to any Government Official, person or entity while knowing or having reason to believe that some portion or all of the payment or thing of value will be offered, promised, or given, directly or indirectly, to a Government Official or another person or entity; for the purpose of (x) influencing any act or decision of such Government Official or such person or entity in his, her or its official capacity, including a decision to do or omit to do any act in violation of his, her or its lawful duties or proper performance of functions, (y) inducing such Government Official or such person or entity to use his, her or its influence or position with any authority or other person or entity to influence any act or decision, or (z) in order to obtain or retain business for, direct business to, or secure an improper advantage for, it. “Government Official” means (i) any director, officer, employee, agent or representative (including anyone elected, nominated, or appointed to be an officer, employee, or representative) of any governmental authority in the United States or otherwise, or anyone otherwise acting in an official capacity on behalf of a governmental authority in the United States or otherwise; (ii) any candidate for public or political office; (iii) any royal or ruling family member; or (iv) any agent or representative of any of those persons listed in subcategories (i) through (iii);

(h)
no ownership interest in it is directly or indirectly held or controlled by or for the benefit of any Government Official (other than publicly traded stock on a recognized stock exchange) or to its knowledge any Close Family Member of any Government Official. “Close Family Member” means (i) the individual’s spouse; (ii) the individual’s and the spouse’s grandparents, parents, siblings, children, nieces, nephews, aunts, uncles and first cousins; (iii) the spouse of any persons listed in subcategories (i) and (ii); and (iv) any other person who shares the same household with the individual; and

(i)	no ownership in it is directly or indirectly held or controlled by or for the benefit of any citizen or resident of the People’s Republic of China.

14.	Assignment and Transfers

14.1	This Agreement shall be binding upon and enure to the benefit of each party hereto and its successors and permitted assignees and transferees.

14.2
No party hereto shall assign or transfer all or any of its rights, benefits and obligations hereunder without the consent of the other Party, other than in the case of the assignment to a Family Member of a Party who is a natural person.

14.3
Other than as provided expressly herein, the Participant shall not encumber, assign, or dispose of in any way any economic interest in this Agreement without the express prior written consent of the Grantor, and any transaction that purports to do so shall result in immediate cancellation of the Participation.

14.4	The Participation shall automatically and immediately be cancelled upon any change in beneficial ownership of the Participant without the express prior written consent of the Grantor.

15.	Costs and Expenses

All fees and expenses incurred in connection with the preparation and negotiation of this Agreement shall be paid by the party incurring such fees and expenses.

16.	Amendment and Waiver

16.1	Any amendment or waiver of any provision of this Agreement shall only be effective if made in writing and signed by or on behalf of the party against whom the amendment or waiver is asserted.

16.2
No failure or delay by any party to this Agreement in exercising any right, power or discretion hereunder shall impair such right, power or discretion or operate as a waiver thereof, nor shall any single or partial exercise of any right, power or discretion preclude any further exercise thereof or the exercise of any other right, power or discretion. The rights, powers and remedies herein provided are cumulative and do not exclude any other rights, powers and remedies provided by law.

16.3
The parties hereto may from time to time update Schedule 1 hereto by appending an updated Schedule 1 (in substitution of and replacement for then-existing Schedule) pursuant to written agreement by the parties hereto.

17.	Notices; Payments

17.1
Notices. All notices, requests, demands or other communications under this Agreement to or upon the Grantor or the Participant (as the case may be) shall be sent by courier (if necessary) or email to the postal address or email address as one Party may from time to time notify to the other. A letter or email is taken to be received in the case of a posted letter, upon its actual receipt by the addressee thereof.

17.2
Payments. All payments made to the Grantor or Participant shall be made in immediately available funds by wire transfer in US dollars (unless otherwise specified in this Agreement) to the accounts as one Party may from time to time notify the other.

18.	Confidentiality

18.1
Subject to any applicable statutory or regulatory rules, none of the parties hereto shall make any public announcement or divulge or otherwise make public in any manner any information in relation to this Agreement or the transactions or arrangements hereby contemplated or herein referred to (including without prejudice to the foregoing generality the fact that this Agreement has been entered into between the parties) or any matter ancillary hereto or thereto without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed).

18.2	Notwithstanding the provisions of Clause 18.1, any party may disclose any information that it is otherwise required to keep confidential under this Clause 18:

(a)
to such of its professional advisers, consultants and employees or officers as are reasonably necessary to advise on this Agreement or purchase of the Participation Assets, provided that the disclosing party procures that any such persons are subject to materially similar confidentiality obligations as those contained herein; or

(b)	with the prior written consent of the other party; or

(c)	to the extent that the disclosure is required:

(i)	by applicable law or regulation; or

(ii)	by a regulatory body, tax authority or securities exchange having jurisdiction over such party,

but shall use reasonable endeavours to consult the other party to this Agreement and to take into account any reasonable requests it may have in relation to the disclosure before making it, and if the other party is not informed, to inform such other party of the disclosure as soon as possible afterwards.

19.	Integration

This Agreement constitutes the complete agreement of the parties hereto with respect to the subject matter referred to herein and supersedes all prior or contemporaneous negotiations, promises, covenants, agreements or representations of every nature whatsoever with respect thereof (“other representations”). Each party acknowledges that it has not relied on any other representations made by the other party and waives any rights it has in relation thereto. This Clause shall not, however, apply to any fraudulent misrepresentations. This Agreement cannot be amended, modified or supplemented except by an instrument in writing executed by all the parties hereto.

20.	Governing Law; Disputes

This Agreement and any non-contractual claims or disputes arising out of or in relation to it shall be governed by and construed in accordance with the laws of the Republic of Singapore. In the event any Parties are unable to resolve any dispute arising in connection with this agreement within thirty (30) days from the date such a dispute was raised by a Party and communicated to the other Party (or any other period mutually agreed between the Parties), the dispute shall be referred to and finally resolved by arbitration in accordance with the rules of the Singapore International Arbitration Centre (“SIAC”) for arbitration in accordance with the SIAC’s rules for the time being in force, which rules are deemed to be incorporated by reference in this clause, provided that, in the event of any conflict between the rules of the SIAC and the provisions of this clause, the latter shall prevail. The seat of any such arbitration, and the venue for the hearing (if any), shall be Singapore. The tribunal shall consist of one arbitrator. If the Parties cannot agree on the nomination of the arbitrator, the President of the Court of Arbitration of SIAC shall appoint the arbitrator.

21.	Further Assurance

Each of the parties hereto agrees, at the cost and expense of the requesting party, to execute and deliver, or to cause to be executed and delivered, all such instruments (including all necessary endorsements) and to take all such action as the other party may reasonably request in order to (i) effectuate the intent and purposes of, and to carry out the terms of this Agreement, and (ii) effect the granting of the Participation to the Participant upon the terms herein.

22.	Third Party Rights

The undertakings and obligations given by the Indemnifying Parties under this Agreement shall additionally be for the benefit of the Indemnified Persons each of which may enforce terms of this Agreement. Notwithstanding any term in this Agreement, the consent of any third party is not required for any subsequent agreement by the parties hereto to amend or vary (including any release or compromise of any liability) or terminate this Agreement.

23.	Miscellaneous

23.1
If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity and enforceability of such provision under the law of any other jurisdiction, and of the remaining provisions of this Agreement shall not be affected or impaired thereby.

23.2
All representations, warranties, covenants and indemnities made herein shall survive the execution and delivery of this Agreement. This Agreement may be executed in counterparts, each of which when so executed shall be an original, but all such counterparts shall together constitute but one and the same instrument.

23.3	Time is of the essence in this Agreement.

[signature page follows]

For and on behalf of

TIGA INVESTMENTS PTE LTD

as Grantor

/s/ G. Raymond Zage III
G Raymond Zage III
Director

JEREMY BREST

as Participant

/s/ Jeremy Brest

Jeremy Brest

[Signature Page to Participation Agreement]

SCHEDULE 1

Participation Details

	Participation Amount	Participation Assets

	US$420,562.00	• 663,480 shares of common stock of the Company
US$1,440,256.00
•     1,800,320 warrants exercisable into shares of common stock of the Company with exercise price US$11.50 (as may be adjusted from time to time) and otherwise identical or more advantageous (for the warrant holder) to those warrants issued in connection with the exercise of the A&R Forward Purchase Agreement as described in the Company’s proxy statement / prospectus dated November 1, 2022

Total	US$1,860,818

[Schedule 1 to Participation Agreement]